Exhibit 99.3

Consent of David R. Bethune

I, David R. Bethune, hereby consent to my being named in the Registration Statement on Form S-4 of QLT Inc. (the “Company”) as a person who will become a director of the Company upon consummation of the transactions contemplated therein.

July 13, 2004

/s/ David R. Bethune

David R. Bethune